Exhibit 10.01

II-VI INCORPORATED

SECOND AMENDED AND RESTATED 2012 OMNIBUS INCENTIVE PLAN

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II-VI INCORPORATED

SECOND AMENDED AND RESTATED 2012 OMNIBUS INCENTIVE PLAN

1.         Purpose .  The purposes of this II-VI Incorporated Second Amended and Restated 2012 Omnibus Incentive Plan (the “Plan”) are to optimize the profitability and growth of the Company by providing certain eligible persons with annual and long-term incentives to continue in the long-term service of the Company and to create in such persons a more direct interest in the future operations of the Company by relating incentive compensation to increases in shareholder value, so that the income of those participating in the Plan is more closely aligned with the income of the Company’s shareholders. The Plan is also designed to provide Participants with an incentive for excellence in individual performance, to promote teamwork among Participants, and to motivate, attract and retain the services of employees, consultants and directors for II-VI Incorporated and its subsidiaries and to provide such persons with incentives and rewards for superior performance.

2.         Definitions .  As used in this Plan and unless otherwise specified in the applicable Award Agreement, the following terms shall be defined as set forth below :

2.1    “ Award ” means any Option, Stock Appreciation Right, Restricted Shares, Restricted Share Units, Deferred Shares, Performance Shares, Performance Units, or Incentive Cash Award granted under the Plan.

2.2    “ Award Agreement ” means an agreement, certificate, resolution or other form of writing or other evidence approved by the Committee which sets forth the terms and conditions of an Award. An Award Agreement may be in an electronic medium and may be limited to a notation on the Company’s books and records.

2.3    “ Base Price ” means the price to be used as the basis for determining the Spread upon the exercise of a Freestanding Stock Appreciation Right.

2.4    “ Board ” means the Board of Directors of the Company.

2.5    “ Change in Control ” means (i) the consummation of any merger or consolidation as a result of which the Common Stock shall be changed, converted or exchanged (other than a merger with a wholly owned subsidiary of the Company) or any liquidation of the Company or any sale or other disposition of all or substantially all of the assets of the Company; (ii) the consummation of any merger or consolidation to which the Company is a party as a result of which the “persons” (as that term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) who were stockholders of the Company immediately prior to the effective date of the merger or consolidation shall have beneficial ownership of less than a majority of the combined voting power for election of directors of the surviving corporation following the effective date of such merger or consolidation or (iii) any “person” (as defined above) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then-outstanding securities in a transaction or series of transactions not approved by the Board of Directors. Notwithstanding the foregoing or any provision of this Plan to the contrary, if an Award is subject to Section 409A (and not excepted therefrom) and a Change in Control is a distribution event for purposes of an Award, the foregoing definition of Change in Control shall be interpreted, administered and construed in manner necessary to ensure that the occurrence of any such event shall result in a Change in Control only if such event qualifies as a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation, as applicable, within the meaning of Treas. Reg. §1.409A-3(i)(5).

2.6    “ Code ” means the Internal Revenue Code of 1986, as amended from time to time.

2.7    “ Committee ” means the Compensation Committee of the Board or its successor.

2.8    “ Common Stock ” means the common stock, no par value, of the Company.

2.9    “ Company ” means II-VI Incorporated, a Pennsylvania corporation, or any successor corporation.

2.10    “ Consultant ” means any non-Employee independent contractor or other service provider engaged by the Company or a Subsidiary.

2.11    “ Deferral Period ” means the period of time during which Deferred Shares are subject to deferral limitations under Section 8.

2.12    “ Deferred Shares ” means an Award pursuant to Section 8 of the right to receive Shares at the end of a specified Deferral Period.

2.13    “Effective Date” means the date this Plan is approved by the shareholders of the Company.

2.14    “ Employee ” means any person, including an officer, employed by the Company or a Subsidiary.

2.15    “ Fair Market Value ” means the fair market value of the Shares as determined by the Committee from time to time. Unless otherwise determined by the Committee, the fair market value shall be the closing sales price for the Shares reported on a consolidated basis on the Nasdaq National Market (or, if the Shares are not trading on the Nasdaq National Market, on the principle market on which the Shares are trading) on the relevant date or, if there were no sales on such date, the closing sales price on the nearest preceding date on which sales occurred. If the Shares are not reported on the basis of closing sale price, then the average of the highest bid and lowest ask prices shall be used to determine fair market value.

2.16    “ Freestanding Stock Appreciation Right ” means a Stock Appreciation Right granted pursuant to Section 6 that is not granted in tandem with an Option or similar right.

2.17    “ Grant Date ” means the date specified by the Committee on which a grant of an Award shall become effective, which shall not be earlier than the date on which the Committee takes action with respect thereto.

2.18    “ Incentive Cash Award ” means an award granted pursuant to Section 10, which represents the opportunity to earn a future cash payment tied to the level of achievement with respect to one or more Performance Objectives for a Performance Period established by the Committee.

2.19     “ Incentive Stock Option ” means any Option that is intended to qualify as an “incentive stock option” under Code Section 422 or any successor provision.

2.20    “ Nonemployee Director ” means a member of the Board who is not an Employee.

2.21    “ Nonqualified Stock Option ” means an Option that is not intended to qualify as an Incentive Stock Option.

2.22    “ Option ” means any option to purchase Shares granted under Section 5.

2.23    “ Optionee ” means a Participant who holds an outstanding Option.

2.24    “ Option Price ” means the purchase price payable upon the exercise of an Option.

2.25    “ Participant ” means an Employee, Consultant or Nonemployee Director who is selected by the Committee to receive benefits under this Plan, provided that only Employees shall be eligible to receive grants of Incentive Stock Options.

2.26    “ Performance Objectives ” means the performance objectives established pursuant to this Plan for Participants who have received performance-based Awards. Performance Objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or the Subsidiary, division, department or function within the Company or Subsidiary in which the Participant is employed. Performance Objectives may be measured on an absolute or relative basis. Relative performance may be measured by a group of peer companies or by a financial market index. Any Performance Objectives applicable to a Qualified Performance-Based Award shall be limited to any one or more of the following performance criteria, either individually, alternatively or in any combination, and subject to such modifications or variations as specified by the Committee, applied to either the Company as a whole or to a business unit or Subsidiary, either individually, alternatively or in any combination, and measured over a period of time including any portion of a year, annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee: return on equity, diluted or adjusted earnings per share, total earnings, earnings growth, return on capital, return on assets, earnings before interest and taxes, sales, sales growth, gross margin return on investment, increase in the fair market value of the Shares, share price (including, but not limited to, growth measures and total shareholder return), operating profit (including, but not limited to, “bonus operating profit”), net earnings, cash flow (including, but not limited to, operating cash flow and free cash flow), cash flow return on investment (which equals net cash flow divided by total capital), inventory turns, financial return ratios, total return to shareholders, market share, earnings measures/ratios, economic value added (EVA), balance sheet measurements such as receivable turnover, internal rate of return, increase in net present value or expense targets, “Employer of Choice” or similar survey results, customer satisfaction surveys, productivity, expense reduction levels, debt, debt reduction, the completion of acquisitions, business expansion, product diversification, new or expanded market penetration and other non-financial operating and management performance objectives. To the extent consistent with Section 162(m) of the Code, the Committee may determine, at the time the performance goals are established, that certain adjustments shall apply, in whole or in part, in such manner as determined by the Committee, to exclude the effect of any of the following events that occur during a performance period: the impairment of tangible or intangible assets; litigation or claim judgments or settlements; the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results; business combinations, reorganizations and/or restructuring programs, including, but not limited to, reductions in force and early retirement incentives; currency fluctuations; and any extraordinary, unusual, infrequent or non-recurring items, including, but not limited to, such items described in management’s discussion and analysis of financial condition and results of operations or the financial statements and notes thereto appearing in Company’s annual report for the applicable period. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances or individual performance renders the Performance Objectives unsuitable, the Committee may modify such Performance Objectives or the related minimum acceptable level of achievement, in whole or in part, upward or downward, as the Committee deems appropriate and equitable; provided, however, that (i) no such adjustment shall be authorized to the extent that such authority would be inconsistent with the Plan or any award meeting the requirements (or an applicable exception thereto) of Section 162(m), Section 409A or other applicable statutory provision; and (ii) in the case of a Qualified Performance-Based Award, the Committee shall not use its discretionary authority to increase any Award that is intended to be performance-based compensation under Section 162(m) of the Code.

2.27    “ Performance Period ” means the period of time within which the Performance Objectives relating to a performance-based Award must be achieved.

2.28    “ Performance Share ” means a bookkeeping entry that records the equivalent of one Share awarded pursuant to Section 9.

2.29    “ Performance Unit ” means a bookkeeping entry that records a unit equivalent to $1.00 awarded pursuant to Section 9.

2.30    “ Predecessor Plans ” means the II-VI Incorporated Stock Option Plan of 2001, the II-VI Incorporated 2005 Omnibus Incentive Plan and/or the II-VI Incorporated 2009 Omnibus Incentive Plan.

2.31    “ Qualified Performance-Based Award ” means an Award that is intended to satisfy the requirements for “qualified performance-based compensation” under Section 162(m). The Committee shall designate any Qualified Performance-Based Award as such at the time of grant. For any Qualified Performance-Based Award, performance goals relating to the Performance Objectives shall be pre-established in writing by the Committee, and achievement thereof certified in writing prior to payment of the Award, as required by Section 162(m) and regulations promulgated thereunder. All such performance goals shall be established in writing no later than ninety (90) days after the beginning of the applicable performance period; provided however, that for a performance period of less than one year, the Committee shall take any such actions prior to the lapse of 25% of the performance period. In addition to establishing minimum performance goals below which no compensation shall be payable pursuant to a Performance Award, the Committee, in its discretion, may create a performance schedule under which an amount less than or more than the target award may be paid so long as the performance goals have been achieved.

2.32    “ Restricted Shares ” shall mean an Award of Shares that are granted under and subject to the terms, conditions and restrictions described in Section 7.

2.33    “ Restricted Share Units ” shall mean an Award of the right to receive (as the Committee determines) Shares, cash or other consideration equal to the Fair Market Value of a Share for each Restricted Share Unit, granted under and subject to the terms, conditions and restrictions described in Section 7.

2.34    “ Section 162(m) ” shall mean Section 162(m) of the Code, the regulations and other binding guidance promulgated thereunder, as they may now exist or may be amended from time to time, or any successor to such section.

2.35    “ Section 409A ” shall mean Section 409A of the Code, the regulations and other binding guidance promulgated thereunder, as they may now exist or may be amended from time to time, or any successor to such section.

2.36    “ Separation from Service ” and “ Separate from Service ” shall mean the Participant’s death, retirement or other termination of employment or service with the Company (including all persons treated as a single employer under Section 414(b) and 414(c) of the Code) that constitutes a “separation from service” (within the meaning of Section 409A). For purposes hereof, the determination of controlled group members shall be made pursuant to the provisions of Section 414(b) and 414(c) of the Code; provided that the language “at least 50 percent” shall be used instead of “at least 80 percent” in each place it appears in Section 1563(a)(1),(2) and (3) of the Code and Treas. Reg. § 1.414(c)-2; provided, further, where legitimate business reasons exist (within the meaning of Treas. Reg. § 1.409A-1(h)(3)), the language “at least 20 percent” shall be used instead of “at least 80 percent” in each place it appears. Whether a Participant has Separated from Service will be determined based on all of the facts and circumstances and, to the extent applicable to any Award or benefit, in accordance with the guidance issued under Section 409A. A Participant will be presumed to have experienced a Separation from Service when the level of bona fide services performed permanently decreases to a level less than twenty percent (20%) of the average level of bona fide services performed during the immediately preceding thirty-six (36) month period or such other applicable period as provided by Section 409A.

2.37    “ Shares ” means shares of Common Stock, as adjusted in accordance with Section 11.

2.38    “ Specified Employee ” means a key employee (as defined in Section 416(i) of the Code without regard to paragraph (5) thereof) of the Company as determined in accordance with the regulations issued under Section 409A and the procedures established by the Company.

2.39    “ Spread ” means, in the case of a Freestanding Stock Appreciation Right, the amount by which the Fair Market Value on the date when any such right is exercised exceeds the Base Price specified in such right or, in the case of a Tandem Stock Appreciation Right, the amount by which the Fair Market Value on the date when any such right is exercised exceeds the Option Price specified in the related Option.

2.40    “ Stock Appreciation Right ” means a right granted under Section 6, including a Freestanding Stock Appreciation Right or a Tandem Stock Appreciation Right.

2.41    “ Subsidiary ” means a corporation or other entity in which the Company has a direct or indirect ownership or other equity interest, including any such corporation or other entities which become a Subsidiary after adoption of the Plan; provided that for purposes of determining whether any person may be a Participant for purposes of any grant of Incentive Stock Options, “Subsidiary” means any subsidiary corporation within the meaning of the Code Section 424(f) or any successor provision thereof.

2.42    “ Tandem Stock Appreciation Right ” means a Stock Appreciation Right granted pursuant to Section 6 that is granted in tandem with an Option or any similar right granted under any other plan of the Company.

3.          Shares Available Under the Plan; Maximum Awards .

3.1     Reserved Shares .  Subject to adjustment as provided in Section 11, the maximum number of Shares that may be delivered pursuant to Awards, including Incentive Stock Options, shall not exceed 4,900,000 Shares plus Shares added to the Plan pursuant to Section 3.3. Such Shares may be Shares of original issuance, Shares held in treasury, or Shares that have been reacquired by the Company.

3.2     Maximum Calendar Year Award .  No Participant may receive Options or Stock Appreciation Rights for more than 300,000 Shares in any one fiscal year. With respect to awards intended to qualify as Qualified Performance-Based Awards, no participant may receive: (ii) Performance Shares for more than 100,000 Shares (if denominated in Shares) or $2,000,000 (if denominated in cash) in any one fiscal year; (iii) Performance Units for more than 100,000 Shares (if denominated in Shares) or $2,000,000 (if denominated in cash) in any one fiscal year; (iv) Restricted Shares or Restricted Share Units (denominated in Shares) for more than 100,000 Shares in any one fiscal year; (iv) Restricted Share Units (denominated in cash) for more than $2,000,000 in any one fiscal year; and (iv) Incentive Cash Awards for more than $5,000,000 in any one fiscal year. No Non-Employee Director may receive Awards for more than 20,000 shares in any one fiscal year. The foregoing limitations shall be subject to adjustment as provided in Section 12, but only to the extent that any such adjustment will not affect the status of: (i) any Qualified Performance-Based Award under Section 162(m) of the Code; (ii) any Award intended to qualify as an Incentive Stock Option under Section 422 of the Code; or (iii) any Award intended to comply with, or qualify for an exception to, Section 409A of the Code. Awards paid or settled solely in cash shall not reduce the number of Shares available for Awards.

3.3     Predecessor Plan Options; Forfeitures .  Upon the effectiveness of this Plan pursuant to Section 18, no additional options or other awards shall be made pursuant to a Predecessor Plan. To the extent that (i) Options are granted under the Plan, or (ii) any of the options granted under a Predecessor Plan, which are outstanding as of the Effective Date, shall expire or terminate without being exercised, the Shares covered thereby shall remain available under or be added to the Plan, as the case may be. To the extent that Shares underlying Awards made under the Plan shall be forfeited, such Shares shall remain available under the Plan.

4.          Plan Administration .

4.1     Authority of Committee .  This Plan shall be administered by the Committee, provided that the full Board may at any time act as the Committee. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and discretionary authority to decide all matters relating to the administration and interpretation of the Plan, provided, however, that ministerial responsibilities of the Plan (e.g., management of day-to-day matters) may be delegated to the Company’s officers, as set forth in Section 4.2 below. The Committee’s powers include, without limitation, the authority to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant; (iii) determine the number of Shares, or the relative value, to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, Awards; (iv) determine the terms and conditions of any Award, including the discretion to determine the extent to which Awards will be structured to conform to the requirements applicable to performance-based compensation described in Section 162(m) of the Code; (v) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited, or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended; (vi) determine whether, to what extent, and under what circumstances cash, Shares, other securities, other Awards, other property, and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the holder thereof or of the Board; (vii) interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan; (viii) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; (ix) advance the lapse of any waiting period, accelerate any exercise date, waive or modify any restriction applicable to Awards (except those restrictions imposed by law); (x) correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Award Agreement in the manner and to the extent it shall deem expedient to carry the Plan into effect; and (xi) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan. All decisions and determinations of the Committee shall be final, conclusive and binding on the Company, the Participant and any and all interested parties. Except to the extent prohibited by applicable law or regulation, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may revoke any such allocation at any time.

4.2     Committee Delegation .  Except to the extent prohibited by applicable law or regulation, the Committee may delegate all or any portion of its responsibilities and powers to any person or persons selected by it, and may revoke such delegation at any time. The Committee may, with respect to Participants whom the Committee (i) determines are not likely to be subject to Code Section 162(m) or (ii) who are not directors or executive officers subject to filing requirements of Section 16 of the Exchange Act, delegate to one or more officers of the Company the authority to grant Awards to Participants, provided that the Committee shall have fixed (i) the total number of Shares subject to such Awards (other than Incentive Cash Awards) and (ii) the aggregate amount of cash payments that may be subject to Incentive Cash Awards. No officer to whom administrative authority has been delegated pursuant to this provision may waive or modify any restriction applicable to an award to such officer under the Plan.

4.3     No Liability .  No member of the Committee shall be liable to any person for any such action taken or determination made in good faith.

5.         Options .  The Committee may from time to time authorize grants to Participants of options to purchase Shares upon such terms and conditions as the Committee may determine in accordance with the following provisions:

5.1     Number of Shares .  Each grant shall specify the number of Shares to which it pertains.

5.2     Option Price .  Each grant shall specify an Option Price per Share, which shall be equal to or greater than the Fair Market Value per Share on the Grant Date.

5.3     Consideration .  Each grant shall specify the form of consideration to be paid in satisfaction of the Option Price and the manner of payment of such consideration, which may include (i) cash in the form of currency or check or other cash equivalent acceptable to the Company, (ii) nonforfeitable, unrestricted Shares owned by the Optionee which have a value at the time of exercise that is equal to the Option Price provided such Shares have been purchased by such Optionee in the open market or have been held by such Optionee for at least six months, (iii) any other legal consideration that the Committee may deem appropriate, including without limitation any form of consideration authorized under Section 5.4, on such basis as the Committee may determine in accordance with this Plan, or (iv) any combination of the foregoing.

5.4     Cashless Exercise .  To the extent permitted by applicable law, any grant may provide for the deferred payment of the Option Price from the proceeds of the sale through a bank or broker on the date of exercise of some or all of the Shares to which the exercise relates.

5.5     Performance-Based Options .  Any grant of an Option may specify Performance Objectives that must be achieved as a condition to the exercise of the Option. Each grant of an Option may specify in respect of the specified Performance Objectives a minimum acceptable level of achievement below which no portion of the Option will be exercisable and may set forth a formula for determining the portion of the Option to be exercisable if performance is at or above such minimum acceptable level but falls short of the maximum achievement of the specified Performance Objectives.

5.6     Vesting .   Each Option grant may specify a period of continuous employment of the Optionee by the Company or any Subsidiary (or, in the case of a Nonemployee Director, service on the Board) that is necessary before the Options or portions thereof shall become exercisable, and any grant may provide for the earlier exercise of such Option in the event of a Change in Control of the Company or other similar transaction or event.

5.7     ISO Dollar Limitation .  Options granted under this Plan may be Incentive Stock Options, Nonqualified Stock Options or a combination of the foregoing, provided that only Nonqualified Stock Options may be granted to Nonemployee Directors. Each grant shall specify whether (or the extent to which) the Option is an Incentive Stock Option or a Nonqualified Stock Option. Notwithstanding any such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Options designated as Incentive Stock Options are exercisable for the first time by an Optionee during any calendar year (under all plans of the Company) exceeds $100,000 or such other amount limitation as may be provided in the Code, such Options shall be treated as Nonqualified Stock Options. The terms of any Incentive Stock Option granted under this Plan shall comply in all respects with the provisions of Code Section 422, or any successor provision thereto, and any regulations promulgated thereunder.

5.8     Exercise Period .  Each Option shall be exercisable at such times and subject to such terms and conditions as the Committee may, in its sole discretion, specify in the applicable Award Agreement or thereafter. No Option granted under this Plan may be exercised more than ten years from the Grant Date.

5.9     Award Agreement.   Each grant shall be evidenced by an Award Agreement containing such terms and provisions as the Committee may determine consistent with this Plan.

6.         Stock Appreciation Rights .  The Committee may also authorize grants to Participants of Stock Appreciation Rights. A Stock Appreciation Right is the right of the Participant to receive from the Company an amount, which shall be determined by the Committee and shall be expressed as a percentage (not exceeding 100 percent) of the Spread at the time of the exercise of such right. Any grant of Stock Appreciation Rights under this Plan shall be upon such terms and conditions as the Committee may determine in accordance with the following provisions:

6.1     Payment in Cash or Shares .  Any grant may specify that the amount payable upon the exercise of a Stock Appreciation Right may be paid by the Company in cash, Shares or any combination thereof and may (i) either grant to the Participant or reserve to the Committee the right to elect among those alternatives or (ii) preclude the right of the Participant to receive and the Company to issue Shares or other equity securities in lieu of cash.

6.2     Maximum SAR Payment .  Any grant may specify that the amount payable upon the exercise of a Stock Appreciation Right shall not exceed a maximum amount specified by the Committee on the Grant Date.

6.3     Exercise Period .  Any grant may specify (i) a waiting period or periods before Stock Appreciation Rights shall become exercisable and (ii) permissible dates or periods on or during which Stock Appreciation Rights shall be exercisable.

6.4     Change in Control .  Any grant may specify that a Stock Appreciation Right may be exercised only in the event of a Change in Control of the Company or other similar transaction or event.

6.5     Dividend Equivalents .  On or after the Grant Date of any Stock Appreciation Rights, the Committee may, to the extent not inconsistent with Section 162(m) or Section 409A, provide for the payment to the Participant of dividend equivalents thereon in cash or Shares on a current, deferred or contingent basis.

6.6     Performance-Based Stock Appreciation Rights .  Any grant of a Stock Appreciation Right may specify Performance Objectives that must be achieved as a condition to the exercise of the Stock Appreciation Right. Each grant of a Stock Appreciation Right may specify in respect of the specified Performance Objectives a minimum acceptable level of achievement below which no portion of the Stock Appreciation Right will be exercisable and may set forth a formula for determining the portion of the Stock Appreciation Right to be exercisable if performance is at or above such minimum acceptable level but falls short of the maximum achievement of the specified Performance Objectives. Subject to the terms of the Plan, Stock Appreciation Rights may be structured as Qualified Performance-Based Awards.

6.7     Award Agreement .  Each grant shall be evidenced by an Award Agreement which shall describe the subject Stock Appreciation Rights, identify any related Options, state that the Stock Appreciation Rights are subject to all of the terms and conditions of this Plan and contain such other terms and provisions as the Committee may determine consistent with this Plan.

6.8     Tandem Stock Appreciation Rights .  Each grant of a Tandem Stock Appreciation Right shall provide that such Tandem Stock Appreciation Right may be exercised only (i) at a time when the related Option (or any similar right granted under any other plan of the Company) is also exercisable and the Spread is positive; and (ii) by surrender of all or a portion of the related Option (or such other right) for cancellation in an amount equal to the portion of the Tandem Stock Appreciation Right so exercised.

6.9     Exercise Period .  No Stock Appreciation Right granted under this Plan may be exercised more than ten years from the Grant Date.

6.10     Freestanding Stock Appreciation Rights .  Regarding Freestanding Stock Appreciation Rights only:

(i)    Each grant shall specify in respect of each Freestanding Stock Appreciation Right a Base Price per Share, which shall be equal to or greater than the Fair Market Value on the Grant Date;

(ii)    Successive grants may be made to the same Participant regardless of whether any Freestanding Stock Appreciation Rights previously granted to such Participant remain unexercised; and

(iii)    Each grant shall specify the period or periods of continuous employment or service of the Participant by the Company or any Subsidiary that are necessary before the Freestanding Stock Appreciation Rights or installments thereof shall become exercisable, and any grant may provide for the earlier exercise of such rights in the event of a Change in Control of the Company or other similar transaction or event.

7 .        Restricted Shares and Restricted Share Units .  The Committee may also authorize grants to Participants of Restricted Shares and Restricted Share Units upon such terms and conditions as the Committee may determine in accordance with the following provisions:

7.1     Number of Shares .  Each grant shall specify the number of Shares to be issued to a Participant pursuant to the Award of Restricted Shares or Restricted Shares Units.

7.2     Consideration .  Each grant may be made without additional consideration from the Participant or in consideration of a payment by the Participant that is less than the Fair Market Value on the Grant Date.

7.3     Forfeiture / Transfer Restrictions .  Each grant of Restricted Shares and Restricted Share Units shall specify the duration of the period during which, and the conditions under which, the Restricted Shares or Restricted Share Units may be forfeited to the Company, and the other terms and conditions of such Awards. Restricted Shares and Restricted Share Units may not be sold, assigned, transferred, pledged or otherwise encumbered, except, in the case of Restricted Shares, as provided in the Plan or the applicable Award Agreements.

7.4     Rights/Dividends and Dividend Equivalents .  Each grant of Restricted Shares shall constitute an immediate transfer of the ownership of Shares to the Participant in consideration of the performance of services, subject to terms and conditions described in this Section 7 and in the Award Agreement evidencing such Award and shall entitle the Participant to dividend, voting and other ownership rights. Each grant of Restricted Share Units shall constitute a right to receive Shares, cash or other consideration equal to the Fair Market Value of a Share for each Restricted Share Unit granted, subject to the terms and conditions described in this Section 7 and in the Award Agreement evidencing such Award. The Committee may grant dividend equivalent rights to Participants in connection with Awards of Restricted Share Units. The Committee may specify whether such dividend or dividend equivalents shall be paid or distributed when accrued or shall be deemed to have been reinvested in additional Shares; provided that, unless otherwise determined by the Committee, dividends and dividend equivalents shall be subject to all conditions and restrictions of the underlying Restricted Shares and Restricted Share Units to which they relate.

7.5     Stock Certificate .  At the discretion of the Committee, the Company need not issue stock certificates representing Restricted Shares and such Restricted Shares may be evidenced in book entry form on the books and records of the Company’s transfer agent. If certificates are issued for Restricted Shares, unless otherwise directed by the Committee, all certificates representing Restricted Shares, together with a stock power that shall be endorsed in blank by the Participant with respect to such Shares, shall be held in custody by the Company until all restrictions thereon have lapsed.

7.6     Performance-Based Restricted Shares or Restricted Share Units .  Any grant or the vesting thereof may be further conditioned upon the attainment of Performance Objectives established by the Committee in accordance with the applicable provisions of Section 9 regarding Performance Shares and Performance Units. Subject to the terms of the Plan, Restricted Share and Restricted Stock Unit Awards may be structured as Qualified Performance-Based Awards.

7.7     Award Agreements .  Each Award of Restricted Shares or Restricted Share Units shall be evidenced by an Award Agreement containing such terms and provisions as the Committee may determine consistent with this Plan.

8.         Deferred Shares .  To the extent consistent with the provisions of Section 17 of this Plan, the Committee may authorize grants of Deferred Shares to Participants upon such terms and conditions as the Committee may determine in accordance with the following provisions:

8.1     Deferred Compensation .  Each grant shall constitute the agreement by the Company to issue or transfer Shares to the Participant in the future in consideration of the performance of services, subject to the fulfillment during the Deferral Period of such conditions as the Committee may specify.

8.2     Consideration .  Each grant may be made without the payment of additional consideration from the Participant or in consideration of a payment by the Participant that is less than the Fair Market Value on the Grant Date.

8.3     Deferral Period .  Each grant shall provide that the Deferred Shares covered thereby shall be subject to a Deferral Period, which shall be fixed by the Committee on the Grant Date, and any grant or sale may provide for the earlier termination of such period in the event of a Change in Control of the Company or other similar transaction or event.

8.4     Dividend Equivalents and Other Ownership Rights .  During the Deferral Period, the Participant shall not have any right to transfer any rights under the Award, shall not have any rights of ownership in the Deferred Shares and shall not have any right to vote such Deferred Shares, but the Committee may on or after the Grant Date authorize the payment of dividend equivalents on such Deferred Shares in cash or additional Shares on a current, deferred or contingent basis.

8.5     Performance Objectives .  Any grant or the vesting thereof may be further conditioned upon the attainment of Performance Objectives established by the Committee in accordance with the applicable provisions of Section 9 regarding Performance Shares and Performance Units.

8.6     Award Agreement .  Each grant shall be evidenced by an Award Agreement containing such terms and provisions as the Committee may determine consistent with this Plan.

9 .         Performance Shares and Performance Units .  The Committee may also authorize grants of Performance Shares and Performance Units, which shall become payable to the Participant only upon the achievement of specified Performance Objectives, upon such terms and conditions as the Committee may determine in accordance with the following provisions:

9.1     Number of Performance Shares or Units .  Each grant shall specify the number of Performance Shares or Performance Units to which it pertains, which may be subject to adjustment to reflect changes in compensation or other factors.

9.2     Performance Period .  The Performance Period with respect to each Performance Share or Performance Unit shall commence on the Grant Date and may be subject to earlier termination in the event of a Change in Control of the Company or other similar transaction or event.

9.3     Performance Objectives .  Each grant shall specify the Performance Objectives that must be achieved by the Participant or the Company, as applicable, in order for the Award to be earned. Subject to the terms of the Plan, Performance Share and Performance Unit Awards may be structured as Qualified Performance-Based Awards.

9.4     Threshold Performance Objectives .  Each grant may specify in respect of the specified Performance Objectives a minimum acceptable level of achievement below which no payment will be made and may set forth a formula for determining the amount of any payment to be made if performance is at or above such minimum acceptable level but falls short of the maximum achievement of the specified Performance Objectives.

9.5     Payment of Performance Shares and Units .  Each grant shall specify the time and manner of payment of Performance Shares or Performance Units that shall have been earned, and any grant may specify that any such amount may be paid by the Company in cash, Shares or any combination thereof and may either grant to the Participant or reserve to the Committee the right to elect among those alternatives.

9.6     Maximum Payment .  Any grant of Performance Shares or Performance Units may specify that the amount payable, or the number of Shares issued, with respect thereto may not exceed a maximum specified by the Committee on the Grant Date.

9.7     Award Agreement .  Each grant shall be evidenced by an Award Agreement which shall state that the Performance Shares or Performance Units are subject to all of the terms and conditions of this Plan and such other terms and provisions as the Committee may determine consistent with this Plan.

10.          Incentive Cash Awards .  The Committee may from time to time authorize grants to Participants of Incentive Cash Awards upon such terms and conditions as the Committee may determine in accordance with the following provisions.

10.1     Cash Payment .  Each grant of an Incentive Cash Award will provide a Participant with the opportunity to earn a future payment tied to the level of achievement with respect to one or more Performance Objectives for a Performance Period, as established by the Committee.

10.2     Terms of Incentive Cash Awards .  The Committee shall establish, as applicable, (a) the threshold, target, and maximum amount of the Incentive Cash Award payable to the Participant, (b) the Performance Objective(s) and level of achievement thereof that will determine the amount of such payment, (c) the term of the Performance Period for which performance will be measured for determining the amount of such payment, (d) the timing of any payment earned by virtue of performance, (e) restrictions on the alienation or transfer of the award prior to actual payment, (f) forfeiture provisions, and (g) such further terms and conditions, in each case not inconsistent with this Plan as may be determined from time to time by the Committee. Subject to the terms of the Plan, Incentive Cash Awards may be structured as Qualified Performance-Based Awards.

10.3     Achievement of Performance Objectives .  Each grant of an Incentive Cash Award may specify in respect of the specified Performance Objectives a minimum acceptable level of achievement below which no portion of the Incentive Cash Award will be paid and may set forth a formula for determining the amount of the Incentive Cash Award to be paid if achievement is at or above such minimum acceptable level but falls short of the maximum achievement of the specified Performance Objectives.

10.4     Timing and Form of Payment .  The Committee shall determine the timing of payment of any Incentive Cash Award. The Committee may provide for or, subject to such terms and conditions as the Committee may specify, may permit an election for the payment of any Incentive Cash Award to be deferred to a specified date or event.

10.5     Discretionary Adjustments .  Notwithstanding the satisfaction of any Performance Objectives, the Committee reserves the right, in its sole discretion, to adjust the amount payable under an Incentive Cash Award on account of such factors and/or considerations as the Committee shall deem relevant.

10.6     Compliance with Plan .  Each grant of an Incentive Cash Award shall be subject to all of the terms and conditions of this Plan, the applicable Award Agreement, if any, and such other terms and provisions as the Committee may determine consistent with this Plan.

11.          Transferability .

11.1     Transfer Restrictions .  Except as provided in Section 11.2, no Award granted under this Plan shall be transferable by a Participant other than by will or the laws of descent and distribution, and Options and Stock Appreciation Rights shall be exercisable during a Participant’s lifetime only by the Participant or, in the event of the Participant’s legal incapacity, by his guardian or legal representative acting in a fiduciary capacity on behalf of the Participant under state law. Any attempt to transfer an Award in violation of this Plan shall render such Award null and void.

11.2     Limited Transfer Rights .  The Committee may expressly provide in an Award Agreement (or an amendment to an Award Agreement) that a Participant may transfer such Award (other than an Incentive Stock Option), in whole or in part, to a spouse or lineal descendant (a “Family Member”), a trust for the exclusive benefit of Family Members, a partnership or other entity in which all the beneficial owners are Family Members, or any other entity affiliated with the Participant that may be approved by the Committee. Subsequent transfers of Awards shall be prohibited except in accordance with this Section 11.2. All terms and conditions of the Award, including provisions relating to the termination of the Participant’s employment or service with the Company or a Subsidiary, shall continue to apply following a transfer made in accordance with this Section 11.2.

11.3     Restrictions on Transfer .  Any Award made under this Plan may provide that all or any part of the Shares that are to be issued or transferred by the Company upon the exercise of Options or Stock Appreciation Rights, upon the termination of the Deferral Period applicable to Deferred Shares or upon payment under any grant of Performance Shares or Performance Units, or are no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in Section 7, shall be subject to further restrictions upon transfer.

12.         Adjustments .  In the event (a) a stock dividend, stock split, combination or exchange of Shares, recapitalization or other change in the capital structure of the Company, (b) any merger, consolidation, spin-off, spin-out, split-off, split-up, reorganization, partial or complete liquidation or other distribution of assets (other than a normal cash dividend), issuance of rights or warrants to purchase securities or (c) any other corporate transaction or event having an effect similar to any of the foregoing affects the Common Stock such that an adjustment is necessary in order to prevent dilution or enlargement of the benefits or potential benefits to Participants intended to be made available under the Plan, then the Committee shall, in an equitable manner, make or provide for such adjustments in the (x) number of Shares covered by outstanding Awards granted hereunder, (y) prices per share applicable to Options and Stock Appreciation Rights granted hereunder, and/or (z) kind of shares covered thereby (including shares of another issuer), as the Committee in its sole discretion shall determine in good faith to be equitably required in order to prevent such dilution or enlargement of the benefits or intended benefits to Participants. Moreover, in the event of any such transaction or event, the Committee may provide in substitution for any or all outstanding Awards under this Plan such alternative consideration as it may in good faith determine to be equitable under the circumstances and may cancel all Awards in exchange for such alternative consideration. If, in connection with any such transaction or event in which the Company does not survive, the amount payable pursuant to any Award, based on consideration per Share to be paid in connection with such transaction or event and the Base Price, Option Price, Spread or otherwise of the Award, is not a positive amount, the Committee may provide for cancellation of such Award without any payment to the holder thereof. The Committee may also make or provide for such adjustments in each of the limitations specified in Section 3 as the Committee in its sole discretion may in good faith determine to be appropriate in order to reflect any transaction or event described in this Section 12. The Committee will not, in any case, make any of the following adjustments: (A) with respect to Awards of Incentive Stock Options, no such adjustment shall be authorized to the extent that such authority would cause the Plan to violate Section 422(b)(1) of the Code, as from time to time amended, (B) with respect to any Award, no such adjustment shall be authorized to the extent that such authority would be inconsistent with the Plan’s meeting the requirements of Section 162(m) of the Code, unless otherwise determined by the Board, and (C) with respect to any Award subject to Section 409A, no such adjustment shall be authorized to the extent that such authority would cause the Plan to fail to comply with Section 409A (or an exception thereto).

13.         Fractional Shares .  The Company shall not be required to issue any fractional Shares pursuant to this Plan. The Committee may provide for the elimination of fractions or for the settlement thereof in cash.

14.         Withholding Taxes .  A Participant may be required to pay to the Company, a Subsidiary or any affiliate, and the Company, Subsidiary or any affiliate shall have the right and is hereby authorized to withhold from any Award, from any payment due or transfer made under any Award or under the Plan or from any compensation or other amount owing to a Participant an amount (in cash, Shares, other securities, other Awards or other property) sufficient to cover any federal, state, local or foreign income taxes or such other applicable taxes required by law in respect of an Award, its exercise, or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes. The Company may, in its discretion, permit a Participant (or any beneficiary or other Person entitled to act) to elect to pay a portion or all of the amount such taxes in such manner as the Committee shall deem to be appropriate, including, but not limited to, authorizing the Company to withhold, or agreeing to surrender to the Company, Shares owned by such Participant or a portion of such forms of payment that would otherwise be distributed pursuant to an Award. Notwithstanding the foregoing or any provisions of the Plan to the contrary, any broker-assisted cashless exercise shall comply with the requirements for equity classification of Paragraph 35 of FASB Statement No. 123(R) and any withholding satisfied through a net-settlement shall be limited to the minimum statutory withholding requirements.

15.          Certain Terminations of Employment, Hardship and Approved Leaves of Absence .  Notwithstanding any other provision of this Plan to the contrary, in the event of termination of employment or service by reason of death, disability, normal retirement, early retirement with the consent of the Company or leave of absence approved by the Company, or in the event of hardship or other special circumstances, of a Participant who holds an Option or Stock Appreciation Right that is not immediately and fully exercisable, any Restricted Shares or Restricted Share Units as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed, any Deferred Shares as to which the Deferral Period is not complete, any Performance Shares or Performance Units that have not been fully earned, any Shares that are subject to any transfer restriction pursuant to Section 11.3, or any Incentive Cash Award that has not been fully earned, the Committee may in its sole discretion take any action that it deems to be equitable under the circumstances or in the best interests of the Company, including, without limitation, waiving or modifying any limitation or requirement with respect to any Award under this Plan.

16.         Foreign Participants .  In order to facilitate the making of any grant or combination of grants under this Plan, the Committee may provide for such special terms for Awards to Participants who are foreign nationals, or who are employed by or perform services for the Company or any Subsidiary outside of the United States of America, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to, or amendments, restatements or alternative versions of, this Plan as it may consider necessary or appropriate for such purposes without thereby affecting the terms of this Plan as in effect for any other purpose, provided that no such supplements, amendments, restatements or alternative versions shall include any provisions that are inconsistent with the terms of this Plan, as then in effect, unless this Plan could have been amended to eliminate such inconsistency without further approval by the shareholders of the Company.

17.          Amendments and Other Matters .

17.1     Plan Amendments .  This Plan may be amended from time to time by the Board, but no such amendment shall increase any of the limitations specified in Section 3, other than to reflect an adjustment made in accordance with Section 12, without the further approval of the shareholders of the Company. The Board may condition any amendment on the approval of the shareholders of the Company if such approval is necessary or deemed advisable with respect to the applicable listing or other requirements of a national securities exchange or other applicable laws, policies or regulations. Notwithstanding anything to the contrary contained herein, the Committee may also make any amendments or modifications to this Plan and/or outstanding Awards in order to conform the provisions of the Plan or such Awards with Code Section 409A regardless of whether such modification, amendment, or termination of the Plan shall adversely affect the rights of a Participant under the Plan or an Award Agreement.

17.2     Award Deferrals .  The Committee may permit Participants to elect to defer the issuance of Shares or the settlement or payment of Awards in cash under the Plan pursuant to such rules, procedures or programs as it may establish for purposes of this Plan. In the case of an award of Restricted Shares, the deferral may be effected by the Participant’s agreement to forego or exchange his or her award of Restricted Shares and receive an award of Deferred Shares. The Committee also may provide that deferred settlements include the payment or crediting of interest on the deferral amounts, or the payment or crediting of dividend equivalents where the deferral amounts are denominated in Shares.

17.3     Conditional Awards .  The Committee may condition the grant of any Award or combination of Awards under the Plan on the surrender or deferral by the Participant of his or her right to receive a cash award or other compensation otherwise payable by the Company or any Subsidiary to the Participant.

17.4     Repricing Prohibited .  Except in connection with a corporate transaction involving the Company as provided for in Section 12, the terms of an outstanding Option or Stock Appreciation Right may not be amended by the Committee to reduce the exercise price of outstanding Options or Stock Appreciation Rights, or cancel outstanding Options or Stock Appreciation Rights in exchange for cash, other Awards, Options or Stock Appreciation Rights with an exercise price that is less than the exercise price of the original Options or Stock Appreciation Rights without the approval of the shareholders of the Company.

17.5     No Employment Right .  This Plan shall not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary and shall not interfere in any way with any right that the Company or any Subsidiary would otherwise have to terminate any Participant’s employment or other service at any time.

17.6     Tax Qualifications .  To the extent that any provision of this Plan would prevent any Option that was intended to qualify under particular provisions of the Code from so qualifying, such provision of this Plan shall be null and void with respect to such Option, provided that such provision shall remain in effect with respect to other Options, and there shall be no further effect on any provision of this Plan. Notwithstanding any provision of this Plan to the contrary, if any benefit or Award under this Plan is intended to qualify as performance-based compensation under Code Section 162(m) and the regulations issued thereunder and a provision of this Plan would prevent such benefit or Award from so qualifying, such provision shall be administered, interpreted and construed to carry out such intention (or disregarded to the extent such provision cannot be so administered, interpreted or construed). In no event shall any member of the Board, the Committee or the Company (or its employees, officers or directors) have any liability to any Participant (or any other Person) due to the failure of an Award to satisfy the requirements of Section 162(m), Section 409A or any other applicable statutory or regulatory provision.

18.         Section 409A .  Notwithstanding any provision of the Plan or an Award Agreement to the contrary, if any Award or benefit provided under this Plan is subject to the provisions of Section 409A, the provisions of the Plan and any applicable Award Agreement shall be administered, interpreted and construed in a manner necessary to comply with Section 409A or an exception thereto (or disregarded to the extent such provision cannot be so administered, interpreted or construed). The following provisions shall apply, as applicable:

(a)    If a Participant is a Specified Employee and a payment subject to Section 409A (and not excepted therefrom) to the Participant is due upon Separation from Service, such payment shall be delayed for a period of six (6) months after the date the Participant Separates from Service (or, if earlier, the death of the Participant). Any payment that would otherwise have been due or owing during such six-month period will be paid immediately following the end of the six-month period in the month following the month containing the six-month anniversary of the date of termination unless another compliant date is specified in the applicable agreement.

(b)    For purposes of Section 409A, and to the extent applicable to any Award or benefit under the Plan, it is intended that distribution events qualify as permissible distribution events for purposes of Section 409A and shall be interpreted and construed accordingly. With respect to payments subject to Section 409A, the Company reserves the right to accelerate and/or defer any payment to the extent permitted and consistent with Section 409A. Whether a Participant has Separated from Service or employment will be determined based on all of the facts and circumstances and, to the extent applicable to any Award or benefit, in accordance with the guidance issued under Section 409A. For this purpose, a Participant will be presumed to have experienced a Separation from Service when the level of bona fide services performed permanently decreases to a level less than twenty percent (20%) of the average level of bona fide services performed during the immediately preceding thirty-six (36) month period or such other applicable period as provided by Section 409A.

(c)    The Committee, in its discretion, may specify the conditions under which the payment of all or any portion of any Award may be deferred until a later date. Deferrals shall be for such periods or until the occurrence of such events, and upon such terms and conditions, as the Committee shall determine in its discretion, in accordance with the provisions of Section 409A, the regulations and other binding guidance promulgated thereunder; provided, however, that no deferral shall be permitted with respect to Options, Stock Appreciation Rights and other stock rights subject to Section 409A. An election shall be made by filing an election with the Company (on a form provided by the Company) on or prior to December 31st of the calendar year immediately preceding the beginning of the calendar year (or other applicable service period) to which such election relates (or at such other date as may be specified by the Committee to the extent consistent with Section 409A) and shall be irrevocable for such applicable calendar year (or other applicable service period). To the extent authorized, a Participant who first becomes eligible to participate in the Plan may file an election (“Initial Election”) at any time prior to the 30-day period following the date on which the Participant initially becomes eligible to participate in the Plan (or at such other date as may be specified by the Committee to the extent consistent with Section 409A). Any such Initial Election shall only apply to compensation earned and payable for services rendered after the effective date of the Election.

(d)    The grant of non-qualified Options, Stock Appreciation Rights and other stock rights subject to Section 409A shall be granted under terms and conditions consistent with Treas. Reg. § 1.409A-1(b)(5) such that any such Award does not constitute a deferral of compensation under Section 409A. Accordingly, any such Award may be granted to Employees and Directors of the Company and its subsidiaries and affiliates in which the Company has a controlling interest. In determining whether the Company has a controlling interest, the rules of Treas. Reg. § 1.414(c)-2(b)(2)(i) shall apply; provided that the language “at least 50 percent” shall be used instead of “at least 80 percent” in each place it appears; provided, further, where legitimate business reasons exist (within the meaning of Treas. Reg. § 1.409A-1(b)(5)(iii)(E)(i)), the language “at least 20 percent” shall be used instead of “at least 80 percent” in each place it appears. The rules of Treas. Reg. §§ 1.414(c)-3 and 1.414(c)-4 shall apply for purposes of determining ownership interests.

(e)    In no event shall any member of the Board, the Committee or the Company (or its employees, officers or directors) have any liability to any Participant (or any other Person) due to the failure of an Award to satisfy the requirements of Section 409A.

19.         Effective Date .  This Plan shall become effective upon its approval by the shareholders of the Company.

20.         Termination .  No Award shall be granted from and after the tenth anniversary of the date upon which this Plan is approved by the shareholders of the Company or after such date that the Board shall have adopted a resolution terminating the Plan. This Plan shall remain in effect with respect to Awards outstanding at that time.

21.         Limitations Period .  Any person who believes he or she is being denied any benefit or right under the Plan may file a written claim with the Committee. Any claim must be delivered to the Committee within forty-five (45) days of the specific event giving rise to the claim. Untimely claims will not be processed and shall be deemed denied. The Committee, or its designated agent, will notify the Participant of its decision in writing as soon as administratively practicable. Claims not responded to by the Committee in writing within ninety (90) days of the date the written claim is delivered to the Committee shall be deemed denied. The Committee’s decision is final and conclusive and binding on all persons. No lawsuit relating to the Plan may be filed before a written claim is filed with the Committee and is denied or deemed denied and any lawsuit must be filed within one year of such denial or deemed denial or be forever barred.

22.         Governing Law .  The validity, construction and effect of this Plan and any Award hereunder will be determined in accordance with the internal laws of the Commonwealth of Pennsylvania without giving effect to conflict of laws.